Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

	Media Relations:	GolinHarris
Ashley Buford
abuford@golinharris.com
212-373-6045

VIVUS REPORTS TOPLINE FINDINGS FROM FORTRESS

MOUNTAIN VIEW, Calif., December 21, 2011— VIVUS, Inc. (NASDAQ: VVUS) today announced topline preliminary results from its retrospective study of medical claims data on oral clefts (OC) associated with topiramate exposure in utero.  The study, known as FORTRESS for Fetal Outcome Retrospective TopiRamate ExpoSure Study, identified 1,945 mother-infant dyads exposed to topiramate either alone (monotherapy) or in combination with other antiepileptic agents (polytherapy) in the first trimester of pregnancy (the “Total Topiramate Cohort”). Among the Total Topiramate Cohort, 1,740 dyads were exposed to topiramate monotherapy (the “Topiramate Monotherapy Cohort”). There were 5 oral clefts in the Topiramate Monotherapy Cohort for a prevalence rate of 0.29% (5/1,740).  This prevalence rate was compared to a control group of infants of women who had previously taken antiepileptic drugs including topiramate but not during the pregnancy of interest (the “Formerly Exposed Cohort”).  The prevalence rate for the Formerly Exposed Cohort was 0.16% (21/13,512). The prevalence ratio for Topiramate Monotherapy Cohort versus the Formerly Exposed Cohort was 1.88 (center-standardized, 95% CI 0.70—5.03).

“The prevalence ratio for oral clefts in FORTRESS is within the recently reported range for topiramate from several large studies,” commented Peter Tam, president of VIVUS, Inc.  “We have shared these results with the FDA. We continue to work closely with the FDA during their review of the NDA and as we prepare for the upcoming Advisory Committee meeting expected in the first quarter of 2012.”

The FORTRESS study analyzed data from the Total Topiramate Cohort, the Formerly Exposed Cohort, and a second control group, infants of women with similar medical profiles to the Total Topiramate Cohort regardless of prior antiepileptic drug use (the “Similar Medical Profile Cohort”). The Similar Medical Profile Cohort contained 13,614 dyads. In the Total Topiramate, Formerly Exposed, and Similar Medical Profile Cohorts there were 7, 21 and 9 oral clefts, respectively, for a prevalence of 0.36%, 0.16%, and 0.07%. Prevalence ratios standardized by

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

center were 2.36 (95% CI: 0.99-5.59) for Total Topiramate Cohort versus the Formerly Exposed Cohort, and 5.44 (95% CI: 2.03-14.61) for Total Topiramate Cohort versus Similar Medical Profile Cohort. Results standardized by propensity score and site as well as results adjusting for other covariates, one at a time, yielded very similar results. One data source reported an unexpectedly low prevalence of oral clefts in the Similar Medical Profile Cohort.  To evaluate this finding, investigators conducted post-hoc analyses that involved repeated re-sampling from the group of dyads who were eligible for this cohort.  Based on this re-sampling, the investigators determined that the oral clefts prevalence observed in the cohort was likely an artificially low estimate due to random error, suggesting that the observed prevalence ratio for the Total Topiramate Cohort versus the Similar Medical Profile Cohort is an over-estimate.

As part of FORTRESS, Major Congenital Malformations, or MCMs, are being evaluated. The MCM analysis is ongoing.  The FORTRESS findings are based on a claims-only analysis.  All of the results of the study are considered to be preliminary until the results are validated. The results will be final when validation is completed, which is expected in the third quarter of 2012.

About Qnexa

Qnexa [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. Qnexa is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking Qnexa have demonstrated statistically significant weight loss, glycemic control, and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health.  The company’s lead investigational product in clinical development, Qnexa, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators.  VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010.  We resubmitted the Qnexa NDA in October 2011, with an FDA action date of April 17, 2012.  Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction, with an FDA action date of April 29, 2012.  For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,”  “expect,” “intend,”  “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the response from the United States Food and Drug Administration, or FDA, to our

resubmission of the New Drug Application, or NDA, for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss, recommended for obese patients (BMI >30 kg/m2), or overweight patients (BMI >27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes, dyslipidemia, or central adiposity (abdominal obesity), with a contraindication that excludes the use of Qnexa by women of child-bearing potential; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the reliability of the electronic medical claims healthcare databases used in the FORTRESS study; the FDA’s interpretation of and agreement with the information VIVUS submitted relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study (OB-305) and Sleep Apnea study (OB-204); that we may be required to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, of the Marketing Authorization Application, or MAA, for Qnexa; the results of external studies to assess the teratogenic risk of topiramate; results of the REMS or cardiovascular outcomes for obesity advisory meetings; the outcome of the second advisory committee meeting for Qnexa; the impact, if any, of the agreement by one of our competitors with an obesity compound to conduct or complete a cardiovascular outcomes study pre-approval; impact on future sales based on specific indication and contraindications contained in the label and extent of the REMS, distribution and patient access program; the FDA’s response to the NDA filed for avanafil; our ability to successfully commercialize or establish a marketing partnership for avanafil or our partner’s ability to obtain regulatory approval to manufacture and adequately supply avanafil for commercial use; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing efforts and our reliance on third parties; failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; our dependence on the performance of our collaborative partners; the timing of initiation and completion of clinical trials and submissions to the FDA or foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures.  As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or CHMP’s 120-day questions, the FDA’s requests stemming from the end-of-review meeting or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA or CHMP’s safety concerns, that the FDA or foreign authorities will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

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